Incorporated under the laws of the State of New York

Wilder Filing, Inc.

Authorized to issue 51,000,000 shares
50,000,000 Common Shares	1,000,000 Preferred Shares
Par value $.0001 each	Par value $.0001 each

This certifies that _____________________ is the owner of _______________________
Fully paid and non-assessable shares of the common shares of Wilder Filing, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In witness whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this ___ day of ___ A.D.